Exhibit 99.1

Press Release

Riptide Licenses MeterMesh Technology to I-Sys, Inc

OVIEDO, FL – March 24, 2008 -   Riptide Worldwide, Inc. (OTCBB:RTWW) (“Riptide”) announced today that its MeterMesh business has entered into an exclusive technology licensing agreement for the MeterMesh technology with I-Sys, Inc. (“I-Sys”) .

Under the terms of the agreement, I-Sys was granted an exclusive right to the use and market the technology.  I-Sys will also assume responsibility for the existing operations of the MeterMesh group including managing and supporting existing distributor relationships, existing customers and MeterMesh personnel.

“We are excited about the opportunity this agreement provides for Riptide and I-Sys.” said Frank Wilde, CEO of Riptide.  “I-Sys is well positioned to market, distribute and support the technology on a nationwide scale.  This agreement will enable Riptide to continue to maximize the investment we have made in the MeterMesh technology while we remain focused on our core competency, business process management solutions for our customers.”

About Riptide

Riptide delivers business process management software solutions and service offerings. Riptide’s solutions improve its customers’ ability to make better decisions, manage critical business processes, reduce expenditures, and improve efficiency. Riptide is an emerging leader in this industry and has a commitment to deliver tangible business results to its customers. The company has a strong track record of delivering mission-critical, reliable solutions on custom, mid-to-large-scale software systems for government, commercial and utility customers. Riptide serves its customers through its subsidiaries Riptide Software, Inc., RTWW Business Services, Inc., and MeterMesh, and currently maintains offices in Reston, Virginia; Oviedo, Florida; and Ft. Worth, Texas. For more information about Riptide and its subsidiaries, please visit www.riptide.com.

About I-Sys

I-Sys is in the systems integration and software business for municipal governments.  I-Sys has owned and managed various properties and provided consulting services throughout the US.

Riptide, Oviedo, FL

Steve Wasula

407-282-3545

steve.wasula@riptide.com